UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

UVENTUS TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Commission File Number 000-52892

Nevada	98-0511130
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

135 – 998 Aram Building 2nd Floor
931-21 Deachi 4 Dong, Gangnam-Gu
Seoul, Korea
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (82) 10-5717-0812

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 17, 2009, Mr. Richard Pak resigned as the President, CEO, CFO, Secretary and Treasurer of Uventus Technologies Corp. (the “Registrant”) for personal reasons.

In addition, on the same date, our Board of Directors increased the number of members on the Board of Directors by one so that a vacancy was created on the Board of Directors.

Simultaneously, Mr. Jean Pomerleau was appointed as our President, CEO, CFO, Secretary and Treasurer and as a member of the Board of Directors to fill the vacancy created by the increase in the number of members on the Board of Directors by one.

Mr. Jean Pomerleau (age 50) is a skilled executive with nearly 20 years experience in the resource industry and public company management.  From 2007 to present, Mr. Pomerleau has been a self employed business consultant assisting companies with mining operations and reviewing projects for acquisition or merger as well as assisting with preparing companies wishing to move to the public market forum.  From 1999 to 2008, Mr. Pomerleau was the President of Marken Capital Corp., a private Alberta corporation, where he was involved with coordination and implementation of international corporate projects, carried out strategic planning, managed operations, reviewed projects for acquisition and assisted with fundraising efforts for certain projects.  Moreover, Mr. Pomerleau assisted with reviving several publicly traded companies by finding resource projects for them, finding appropriate management, raising funds and locating buyers for the company or its assets.  From 1998 to 2005, Mr. Pomerleau was the Vice President of Operations for TransAkt Corp. (OTCBB: TAKDF) which is in the VoIP business and prior to that the wireless payment technology business.  Mr. Pomerleau’s duties at TransAkt were to manage the distribution and sales team in North America, manage the product from the manufacturing facility in Taiwan to distribution channels in North America and assist with financing and taking the company public.  Mr. Pomerleau received a Diploma in Drilling Fluid Technologies from Dresser Industries Technical School in Houston, TX in 1980 and has completed the Canadian Securities Course as well as the Canadian Mutual Fund and Dealers Courses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UVENTUS TECHNOLOGIES CORP.

Date: August 20, 2009	By:	/s/ Jean Pomerleau
Jean Pomerleau
President and Director